Exhibit 10.13

April 19, 2018

The Board of Directors

c/o Mr. Jimmy Chan,

Chief Executive Officer

Sugarmade, Inc.

We are pleased to confirm our understanding of the services we are to provide for Sugarmade, Inc. (“the Company”) for the quarter ended September 30 and December 31, 2017.

We will provide consulting services specific to the Company’s need. We are happy to discuss any additional services, the terms of which will be agreed to under a separate engagement letter or addendum to this engagement letter.

Management Responsibilities

Management is responsible for establishing and maintaining effective internal control over financial reporting, including monitoring activities; notifying us of all deficiencies in the design or operation of internal control over financial reporting of which it has knowledge; and describing to us any fraud resulting in a material misstatement of the financial statements and any other fraud involving senior management or employees who have a significant role in the Company’s internal control.

Management is also responsible for making all financial records and related information available to us.

Engagement Fees

We estimate that our fees for the services will be $9,690 which is summarized as below:

Item	Period	Budget Hours	Rate	Fees	Comments
Draft 10Q footnotes & disclosures	Jul 1 - Sep 30, 2017	16	$95	$1,520
Binomial Model Review and Analysis	Jul 1 - Sep 30, 2017	8	$95	$760
Review accounting treatment for equity transactions	Jul 1 - Sep 30, 2017	4	$95	$380

Draft 10Q footnotes & disclosures	Oct 1 - Dec 31, 2017	24	$95	$2,280
Evaluation/Assessment of BizRight’s Marketing Agreement & Accounting Memo on Business Acquisition	Oct 1 - Dec 31, 2017	35	$95	$3,325	Accounting memo is to be preapred by TAAD; valuation is to be prepared by a valuation expert
Technical Accounting Memo- Revenue Recognition	Oct 1 - Dec 31, 2017	15	$95	$1,425
Total		102	$95	$9,690

The fee estimate and completion of our work is based on anticipated cooperation from Company personnel; timely responses to our inquiries; timely communication of all significant accounting and financial matters; and the assumption that unexpected circumstances will not be encountered during the engagement. If significant additional time is necessary, we will keep Company management informed of any problems we encounter and our fees will be adjusted accordingly.

Our invoices for services are due when rendered, but in no case are the fees payable any later than the following: 30% paid upon acceptance of this engagement letter; 30% paid upon completion of September 30, 2017 Form 10- Q; and 40% paid upon completion of all the works stated above.

Other

With the sole exception of a fee dispute of less than $50,000 (referenced below), any dispute, claim, controversy, complaint or cross-complaint in any manner arising from or related to, or asserted as an off-set against amounts charged under, this Agreement shall be submitted to resolution by arbitration before the Los Angeles County, California office of JAMS/Endispute. Arbitration shall be binding and final. The arbitration shall be governed by JAMS’ Comprehensive Arbitration Rules and Procedures. In agreeing to arbitration, we both acknowledge that in the event of a dispute over fees in excess of $50,000, each of us is giving up the right to have the dispute decided in a court of law before a judge or jury, as well as any right to appeal, and instead are accepting the use of binding arbitration for resolution. The arbitrator may, in the award, allocate in whole or in part the fees and costs of the arbitration, including the fees of the arbitrator, and order in whole or in part recovery of the reasonable attorneys’ fees of the prevailing party. The arbitrator shall not have authority to award punitive damages, any claim for which is hereby waived. The arbitrator may not award non-monetary or equitable relief of any sort. In no event, even if any other portion of these provisions is held to be invalid or unenforceable, shall the arbitrator have the power to make an award or impose a remedy that could not be made or imposed by a court deciding the matter in the same jurisdiction. All aspects of the arbitration shall be treated as confidential. Neither the parties nor the arbitrator may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interests. Judgment on the award may be entered by any court having appropriate jurisdiction.

We appreciate the opportunity to be of service and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let us know. If you agree with the terms of our engagement as described in this letter, please sign the enclosed copy and return it to us.

Very truly yours,

TAAD LLP

RESPONSE:

This letter correctly sets forth the understanding of Sugarmade, Inc.

Jimmy Chan, Chief Executive Officer

Date
4/19/2018

November 10, 2020

The Board of Directors

c/o Mr. Jimmy Chan,

Chief Executive Officer

Sugarmade, Inc.

Amendment to Engagement Letter

This amendment (the “Amendment”) is made by TAAD, LLP. and Sugarmade, Inc. (the “Company”) parties to the engagement letter dated April 19, 2018.

The engagement letter is amended as follows:

Sugarmade Inc. will grant Yu Haur Wang (Andy), the Managing Partner of TAAD, LLP, option to purchase up to 15,000,000 shares of the Company’s stock with an exercise price of $0.001 upon closing of each acquisition transaction. The Company will also grant Mr. Wang 5,000,000 shares of the Company’s stock per quarter as consulting fee. This amendment shall begin from July 1, 2020 and all stock will be vested immediately upon issuance.

Except as set forth in this Amendment, the engagement letter dated April 19, 2018 is unaffected and shall continue in full force and effect in accordance with its terms. If there is conflict between this amendment and the Agreement or any earlier amendment, the terms of this amendment will prevail.

By:

Printed Name:	Andy Wang

Title:	Managing Partner
Dated:	11/10/2020

By:

Printed Name:	Jimmy Chan

Title:	Chief Executive Officer
Dated: